Exhibit 99.1

Hilltop Holdings Inc. Q2 2015 Earnings Presentation Investor Presentation July 30, 2015

Preface 2 200 Crescent Court, Suite 1330 Dallas, TX 75201 Phone: (214) 855-2177 Fax: (817) 887-1687 www.hilltop-holdings.com Please contact: Isabell Novakov Phone: (214) 252-4029 Email: inovakov@plainscapital.com FORWARD-LOOKING STATEMENTS This presentation and statements made by representatives of Hilltop Holdings Inc. (“Hilltop” or the “Company”) during the course of this presentation include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our recent acquisition of SWS Group, Inc. (“SWS”) and integration thereof, our revenue, our liquidity and sources of funding, market trends, operations and business, expectations concerning mortgage loan origination volume, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation (“FDIC”), projected losses on mortgage loans originated, anticipated changes in our revenues or earnings, the effects of government regulation applicable to our operations, the appropriateness of our allowance for loan losses and provision for loan losses, the collectability of loans, our other plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “probable,” “projects,” “seeks,” “should,” “view,” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks associated with merger and acquisition integration, including the diversion of management time on acquisition-related issues and our ability to promptly and effectively integrate our businesses with those of SWS and achieve the synergies and value creation contemplated by the acquisition; (ii) our ability to estimate loan losses; (iii) changes in the default rate of our loans; (iv) risks associated with concentration in real estate related loans; (v) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC; (vi) changes in general economic, market and business conditions in areas or markets where we compete; (vii) severe catastrophic events in Texas and other areas of the southern United States; (viii) changes in the interest rate environment; (ix) cost and availability of capital; (x) changes in state and federal laws, regulations or policies affecting one or more of the Company’s business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xi) our ability to use net operating loss carry forwards to reduce future tax payments; (xii) approval of new, or changes in, accounting policies and practices; (xiii) changes in key management; (xiv) competition in our banking, broker-dealer, mortgage origination, and insurance segments from other banks and financial institutions, as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders, government agencies and insurance companies; (xv) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and (xvi) our ability to use excess cash in an effective manner, including the execution of successful acquisitions. For further discussion of such factors, see the risk factors described in the Hilltop Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the three months ended June 30, 2015, and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Corporate Headquarters Additional Information

3 Hilltop Holdings – Q2 2015 Highlights For the second quarter of 2015, net income to common stockholders was $29.6 million, or $0.30 per diluted share Second quarter 2015 adjusted net income was $32.4 million1, or $0.32 per diluted share, when excluding the transaction and integration costs related to the SWS Merger For the second quarter of 2014, net income to common stockholders was $27.1 million, or $0.30 per diluted share ROAA was 0.97% in Q2 2015, relative to 1.24% in Q2 2014 ROAE was 7.12% in Q2 2015, relative to 7.99% in Q2 2014 Hilltop’s four operating segments reported $51.6 million in pre-tax income during Q2 2015 PlainsCapital Bank contributed $45.1 million of pre-tax income PrimeLending contributed $21.0 million of pre-tax income Hilltop Securities Holdings recorded a $1.9 million pre-tax loss National Lloyds Corporation recorded a $12.5 million pre-tax loss Hilltop common equity increased to $1.7 billion at June 30, 2015, up $8.3 million from March 31, 2015 Hilltop remains well-capitalized with a 11.87% Tier 1 Leverage Ratio2 and a 19.29% Total Risk Based Capital Ratio Hilltop had approximately $79 million of freely usable cash at quarter end and retains excess capital at subsidiaries On April 9, 2015, Hilltop issued $150 million of 10 year senior debt at 5.00% On April 28, 2015, Hilltop used proceeds of $114.5 million from the notes offering to redeem all of its outstanding Non-Cumulative Perpetual Preferred Stock, Series B and associated accrued but unpaid dividends Hilltop repurchased 774,444 shares in Q2 2015, representing a notional amount of $17.0 million and an average price of $21.89 The bank and mortgage company drove strong results, the broker-dealer integration remains on track and Hilltop continues to be well positioned for future bank M&A opportunities Notes: Certain amounts related to the March 31, 2015 financials, such as common equity, represent revised figures due to the change in the preliminary bargain purchase gain associated with SWS Merger. (1) See appendix for reconciliation of reported net income to adjusted net income as presented (2) Based on the end of period Tier 1 capital divided by total average assets during the respective quarter, excluding goodwill and intangible assets

4 Hilltop Holdings – Financial Summary Selected Items Q2 2014 Q1 2015 Q2 2015 Net Income to Common ($000) 27,085 111,243 29,622 EPS - Diluted ($) $0.30 $1.11 $0.30 Book Value Per Share ($) $14.22 $16.60 $16.82 NIM (taxable equivalent) 5.18% 3.53% 3.75% Assets ($000) 9,396,448 12,560,735 12,477,198 Loans HFI, Gross ($000) 4,559,850 5,386,701 5,451,202 Deposits ($000) 6,155,310 7,129,277 6,796,437 Hilltop Common Equity ($000) 1,282,374 1,665,216 1,673,513 NPLs/Total Loans 1 0.43% 0.44% 0.48% NPAs/Total Assets1 0.30% 0.26% 0.25% Tier 1 Leverage Ratio2 13.51% 12.68% 11.87% Total Risk Based Capital Ratio 18.79% 20.82% 19.29% Notes: Certain amounts related to the March 31, 2015 financials represent revised figures due to the change in the preliminary bargain purchase gain associated with SWS Merger. (1) NPLs, NPAs and Total Loans exclude covered loans and covered OREO (2) Based on the end of period Tier 1 capital divided by total average assets during the quarter, excluding goodwill and intangible assets

Hilltop Holdings – Net Interest Income & Margin

- Stated NIM increased by 22 bps in Q2 2015 to 3.75% compared with 3.53% in Q1 2015 primarily due to the increase in balance and yield of gross loans, while cost of liabilities were relatively flat
  - Cost of interest bearing deposits flat vs Q1 2015, while notes payable balance increased and cost declined 8 bps
  - Notes payable balance increase partially driven by $150 million senior notes issuance in Q2 2015
- For Q2 2015, the tax equivalent NIM for Hilltop was 96 bps greater due to purchase accounting, driven mainly by:
  - Accretion of discount on loans of $23.6 million
  - Amortization of premium on acquired securities of $1.0 million
- Hilltop NIM adversely affected by broker-dealer's securities financing business, with taxable equivalent NIM negatively impacted by 84 basis points
  - Bank NIM for Q2 2015 improved to 5.02% (3.57% before PAA) from 4.59% (3.50% before PAA) in Q1 2015

Annual Yields and Rates (%)	Q2 2014	Q1 2015	Q2 2015
Interest Earning Assets			
Loans, Gross	6.63	5.50	5.88
Investment Securities, Taxable	2.66	2.80	2.29
Investment Securities, Non-Taxable	3.82	3.84	3.91
Fed Funds Sold and Securities to Resell	0.28	0.10	0.06
Interest Earning Deposits	0.22	0.27	0.23
Other	5.62	2.11	1.83
Total Int. Earning Assets	**5.44**	**4.06**	**4.27**
Interest Bearing Liabilities			
Interest Bearing Deposits	0.27	0.34	0.33
Notes Payable and Borrowings	1.18	1.40	1.32
Total Int. Bearing Liabilities	**0.43**	**0.72**	**0.74**
Net Interest Margin (Stated)	**5.18**	**3.53**	**3.75**
Net Interest Margin (Pre-PAA)	**3.54**	**2.84**	**2.79**
Net Interest Spread	**5.01**	**3.34**	**3.53**

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HILLTOP HOLDINGS

6 Hilltop Holdings – Noninterest Income Noninterest income for Q2 2015 was $301.4 million, up 48.3% versus Q2 2014 Net gains from the sale of loans, other mortgage production income, and mortgage loan origination fees increased $45.1 million, or 36.7%, from Q2 2014 to $168.1 million in Q2 2015, representing 56% of noninterest income for the quarter Investment advisory fees & commissions increased $48.5 million, or 218.0%, from Q2 2014 to $70.8 million in Q2 2015, representing 23% of noninterest income for the quarter Net insurance premiums earned were $40.3 million in Q2 2015, representing 13% of noninterest income for the quarter 123.0 168.1 40.8 40.3 22.3 70.8 17.2 22.1 $203.3 $301.4 $0.0 $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 $350.0 Q2 2014 Q2 2015 Noninterest Income ($M) Other Investment Advisory Fees & Commissions Net Insurance Premium Earned Gains on Sale, Mortgage Origination Fees, Other Mortgage Income

7 Hilltop Holdings – Noninterest Expense Noninterest expense was $353.3 million in Q2 2015, up 40.6% from Q2 2014 During the quarter we incurred $4.5 million in transaction and integration costs associated with employee expenses and professional fees, both related to the SWS Merger Compensation increased $75.9 million, or 61.0%, from Q2 2014 to $200.4 million in Q2 2015, representing 57% of noninterest expense for the quarter Loss and LAE and policy acquisition and other underwriting expense were $53.0 in Q2 2015, representing 15% of noninterest expense for the quarter Occupancy and equipment expense increased $5.1 million, or 19.7%, from Q2 2014 to $30.8 million in Q2 2015, representing 9% of noninterest expense for the quarter Other expenses increased $15.0 million, or 27.8%, from Q2 2014 to $69.1 million in Q2 2015 Amortization of identifiable intangibles from purchase accounting was $2.6 million in Q2 2015 124.4 200.4 46.9 53.0 25.8 30.8 54.1 69.1 $251.2 $353.3 $0.0 $100.0 $200.0 $300.0 $400.0 Q2 2014 Q2 2015 Noninterest Expense ($M) Other Occupancy and Equipment Loss, LAE, Policy Acquisition and Other Underwriting Expense Compensation and Benefits

Hilltop Holdings – Balance Sheet

- Loans held for sale grew $182.3 million from Q1 2015 to Q2 2015, primarily due to higher than average seasonal volume
- Gross non-covered loans HFI increased $122.3 million, or 2.5%, from Q1 2015 to $5.0 billion at Q2 2015
- Gross covered loans decreased $57.8 million, or 10.5%, from Q1 2015 to $494.2 million at Q2 2015 due to successful ongoing efforts to resolve troubled loans acquired with FNB Transaction
  - $350.8 million, or 41.5%, decrease versus Q2 2014
- Gross loans HFI (covered and non-covered) to deposits ratio increased to 80.2% at Q2 2015, up from 75.6% at Q1 2015
- Total deposits decreased $332.8 million, or 4.7%, from Q1 2015 to $6.8 billion at Q2 2015
  - Q2 decline in deposits due to seasonality (Q2 2014 deposits declined 7.6% versus Q1 2014) and sale of Eagle Pass branch
  - 31.4% of total deposits are noninterest bearing
- Notes payable increased due to $150.0 million senior notes issuance, while SBLF preferred stock was fully redeemed with proceeds from the issuance
- Short term borrowings grew by $100.5 million in Q2 2015 as a result of higher funding needs associated with increase in Loans HFS, decrease in deposits and growth in loans
- Common equity increased $8.3 million, or 0.5%, from Q1 2015 to $1.7 billion at Q2 2015 due to earnings, offset by $17 million in share repurchases and a decrease in AOCI

($000s)	Q2 2014	Q1 2015	Q2 2015
Assets			
Cash & Federal Funds	688,785	708,533	605,857
Securities	1,328,716	1,363,157	1,341,852
Loans Held for Sale	1,410,873	1,215,308	1,397,617
Non-Covered Loans HFI, Gross	3,714,837	4,834,687	4,956,969
Allowance for Non-Covered Loan Losses	(36,431)	(39,365)	(40,484)
Non-Covered Loans HFI, Net	3,678,406	4,795,322	4,916,485
Covered Loans, Net of Allowance	840,898	550,626	493,299
Covered OREO	142,174	137,703	125,510
Broker-Dealer & Clearing Receivables	190,764	2,222,517	2,070,770
FDIC Indemnification Asset	175,114	107,567	102,381
Goodwill & Other Intangibles	317,113	317,600	313,586
Other Assets	623,605	1,142,401	1,109,841
Total Assets	**9,396,448**	**12,560,735**	**12,477,198**
Liabilities and Stockholders' Equity			
Non-Int. Bearing Deposits	1,829,072	2,259,790	2,135,988
Int. Bearing Deposits	4,326,238	4,869,487	4,660,449
Total Deposits	6,155,310	7,129,277	6,796,437
Broker-Dealer & Clearing Payables	227,891	1,951,040	2,048,176
Short Term Borrowings	1,187,193	999,476	1,100,025
Notes Payable	55,584	108,682	245,420
Junior Subordinated Debentures	67,012	67,012	67,012
Other Liabilities	306,296	525,088	545,496
Total Liabilities	**7,999,286**	**10,780,575**	**10,802,566**
SBLF Preferred Stock	114,068	114,068	-
Common Equity	1,282,374	1,665,216	1,673,513
Total Hilltop Equity	**1,396,442**	**1,779,284**	**1,673,513**
Minority Interest	720	876	1,119
Total Liabilities & Equity	**9,396,448**	**12,560,735**	**12,477,198**

Notes: Certain amounts, and resulting percentages, related to the March 31, 2015 financials represent revised figures due to the change in the preliminary bargain purchase gain associated with SWS Merger.

8

HILLTOP HOLDINGS

9 Company Operational Updates PlainsCapital Bank Non-covered HFI loan growth of 10% annualized for Q2 2015; favorable loan pipeline with $1.7 billion in total unused commitments versus $1.6 billion at Q1 2015 Efficiency ratio of 57% even with continued growth and legacy PCB’s credit quality remains sound – non-covered NPAs to total consolidated assets of 0.25% (NPAs down $1.6 million in Q2 2015) Strong net interest margin of 5.02% and ROAA of 1.41% for the quarter Operating 67 branches at 6/30/15; continuing to divest unprofitable branches acquired from FNB and SWS Bank Successfully integrated SWS Bank in early Q2 2015; closed 4 unprofitable SWS Bank branches since transaction; approximately $8.2 million in annual salary and benefit savings from integration 3 new branches are now open in the Coastal Bend in Corpus Christi, Alice and Victoria; Houston headquarters to open in Q4 2015 to support growth in that market Energy exposure declined to 4.9% (down ~$36 million) of loans from 5.8% at Q1 2015 PrimeLending PrimeLending had a profitable quarter driven by increased loan volume of $3.8 billion, up 35% from Q2 2014 (with approximately same amount of loan originators as Q2 2014) Purchase volume of 76% in Q2 2015 compared to 60% in Q1 2015 due to purchase seasonality and higher interest rates over the quarter Gain on sale margins increased between Q2 2015 and Q1 2015 due to more favorable loan sale pricing Q2 2015 lock volume has grown 28% versus Q2 2014 to $4.7 billion Market share remained steady at 0.97%, even as industry refinance volume increased and Prime remains focused on purchase business Slowed the rate of addition of new MSR; continue to hedge all new MSR at 100% Source: Mortgage market share per Mortgage Bankers Association as of July 22, 2015 Note: Non-covered HFI loan growth excludes margin loans to customers and correspondents

10 Company Operational Updates Hilltop Securities Holdings Public finance continues to improve with revenue up $8.9 million in Q2 2015 compared to Q2 2014, as number of issues have doubled year over year and aggregate amount of offerings up 85% TBA business continues to grow and outperform, with lock volume up 7% versus prior quarter Transaction and integration costs, as well as weakness in capital markets and retail, contributed to a $1.9 million pre-tax loss in Q2 2015 Hilltop Securities Holdings made $3.1 million1 pre-tax income after adjusting for transaction and integration costs SWS Broker-Dealer Integration Update Process remains on track for integration of the two broker-dealers at the end of 2015 Recent milestones: major vendor decisions finalized and communicated (back office, general ledger, trading systems); departmental leadership decisions finalized and communicated; real estate decisions finalized $8.2 million of pre-tax transaction and integration costs June 2015 YTD – $5.1 million employee, $1.5 million contracts, $1.6 million professional services and other Key Areas Being Addressed Regulatory Approval System Conversion Employee/Producer Retention National Lloyds Corporation Seasonal Q2 storms and continued litigation costs drove pre-tax loss Q2 is generally seasonally toughest weather in Texas and 102% loss and LAE ratio in Q2 2015 is in line with the 4 year average for Q2 loss and LAE ratio National Lloyds does not underwrite flood, which has been the primary concern in Texas Non-CAT loss ratio is improved versus prior year, which is positive for underlying business Revenue relatively flat versus prior quarter, as PIF down due to prior exposure initiatives while National Lloyds continues to increase premium rates where appropriate Note: (1) See appendix for reconciliation of reported pre-tax income to adjusted pre-tax income as presented

PlainsCapital Bank – Q2 2015 Highlights

- Pre-tax income increased to $45.1 million in Q2 2015 versus $41.5 million in Q2 2014 primarily due to flat expenses and lower provision
  - Q2 2015 results also included $1.2 million of costs directly attributable to integration of the former SWS Bank
  - After adjusting for transaction and integration costs related to the SWS Merger, Q2 2015 adjusted pre-tax income was $46.3 million[1]
- Net interest income was driven by non-covered loan growth and accretion, while noninterest income was relatively flat versus prior year and prior quarter (Q1 2015 included bargain purchase gain and securities sales)
- Noninterest expense stabilized as a result of platform efficiency initiatives, such as the closure of certain legacy FNB branches and termination of employees related to the SWS merger
- PrimeLending funds originations through a $1.5 billion warehouse line from PlainsCapital Bank; $1.3 billion was drawn at June 30, 2015
- Tier 1 Leverage Ratio[2] increased to 12.17%, up from 11.34% in Q1 2015

Reported Summary Results ($000)	Q2 2014	Q2 2015
Net Interest Income	90,828	90,881
Provision for Loan Losses	(5,516)	(304)
Noninterest Income	16,392	15,047
Noninterest Expense	(60,240)	(60,524)
Income Before Taxes	**41,464**	**45,100**

Key Highlights	Q2 2014	Q2 2015
ROAA (%)	1.36	1.41
NIM (%)	5.52	5.02
Efficiency (%)	56.2	57.1
Fee Income (%)	15.3	14.2
Assets ($000)	$8,223,370	$8,537,026
Tier 1 Leverage Ratio[2] (%)	9.97	12.17

HTH Consolidated Loans HFI by Type



C&D 10%
Consumer 1%
C&I 41%
Real Estate 48%

Total Loans[3]: $5.5 billion

HTH Consolidated Deposit Mix by Type



Time 22%
Non Int. Bearing Demand 31%
Savings 4%
Demand 6%
Money Market 20%
NOW 17%

Total Deposits[3]: $6.8 billion

Notes: (1) See appendix for reconciliation of reported pre-tax income to adjusted pre-tax income as presented
(2) Based on the end of period Tier 1 capital divided by total average assets during the respective quarter, excluding goodwill and intangible assets
(3) Loans and deposits by type represents consolidated balances at Hilltop and, therefore, eliminate intercompany balances; C&I loans include amounts due on margin loans to customers and correspondents of $626.8 million at Q2 2015

11

Hilltop Holdings

12 PlainsCapital Bank – Credit Quality and Capital Ratios Credit Quality Bank Capital Ratios Note: Tier 1 Leverage Ratio based on the end of period Tier 1 capital divided by total average assets during the quarter, excluding goodwill and intangible assets $28.0 $27.0 $23.2 $32.8 $31.2 $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015 Non - Covered NPAs ($M) 9.97% 9.95% 10.31% 11.34% 12.17% 13.22% 13.48% 13.74% 16.46% 16.46% 13.90% 14.21% 14.45% 17.19% 17.17% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00% 14.00% 16.00% 18.00% 20.00% Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015 Tier 1 Leverage Ratio Tier 1 RBC Ratio Total RBC Ratio

PlainsCapital Bank – Loan Portfolio by Classification 13 Note: PCI stands for Purchased Credit Impaired loans. Loan classification mix represents consolidated balances at Hilltop and, therefore, eliminate intercompany loans. Amounts above equal carrying value, after deductions for discount Covered PCI Loans Covered Non-PCI Loans Non-Covered PCI Loans Non-Covered Non-PCI Loans Q2 2015 Total: $98.8 million Q2 2015 Total: $4,858.2 million Q2 2015 Total: $311.1 million Q2 2015 Total: $183.1 million C&I 4% Real Estate 85% C&D 11% C&I 4% Real Estate 89% C&D 6% C&I 16% Real Estate 77% C&D 6% Consumer 1% C&I 45% Real Estate 43% C&D 11% Consumer 1%

PlainsCapital Bank – PCI Loans at June 30, 2015 14 ($000) Covered PCI Non-Covered PCI Total PCI Outstanding Balance 537,856 129,125 666,981 (Discount) (226,730) (30,359) (257,089) Carrying Amount 311,126 98,766 409,892 Allowance for Loan Loss 885 5,052 5,937 Total PCI Loans, Net of Allowance 310,241 93,714 403,955 Carrying Amount (Net of Allowance) / Outstanding Balance 57.7% 72.6% 60.6% Note: Outstanding balance represents unpaid principal balance net of charge-offs and interest applied to principal Purchased Credit Impaired (“PCI”) loans are loans with evidence of credit quality deterioration, for which it is probable that not all contractually required payments will be collected PCI loans include covered and non-covered loans PCI loans had a total discount of $257.1 million $226.7 million of the discount was related to covered loans Weighted average expected loss on PCI loans associated with each of the PlainsCapital Merger, FNB Transaction, and SWS Merger was 25%, 23%, and 17%, respectively

PlainsCapital Bank – Non-PCI Loans at June 30, 2015 15 ($000) Covered Non-PCI Non-Covered Non-PCI Total Non-PCI Outstanding Balance 196,147 4,888,418 5,084,565 (Discount) (13,040) (30,215) (43,255) Carrying Amount 183,107 4,858,203 5,041,310 Allowance for Loan Loss 49 35,432 35,481 Total Non-PCI Loans, Net of Allowance 183,058 4,822,771 5,005,829 Carrying Amount (Net of Allowance) / Outstanding Balance 93.3% 98.7% 98.5% Note: Outstanding balance represents unpaid principal balance net of charge-offs and interest applied to principal Non-PCI loans include newly originated loans, acquired loans without credit impairment at acquisition, and acquired loans that have renewed Non-PCI loans include covered loans and non-covered loans Portfolio on balance sheet at 98.5% unpaid principal balance with a total discount of $43.3 million $30.2 million discount was related to non-covered loans, while covered loans had a $13.0 million discount

16 PrimeLending – Q2 2015 Highlights Pre-tax income grew to $21.0 million in Q2 2015 versus $9.2 million in Q2 2014 due to significantly higher origination volumes Origination volume of $3.8 billion in Q2 2015 was $995 million greater than Q2 2014 due to growth in both refinance and seasonal improvement in purchase business Purchase volume (as % of total volume) decreased to 76.0% in Q2 2015 from 84.4% in Q2 2014, although dollar volume was up $517.4 million Refinance volume increased $477.6 million, or 107.9%, from Q2 2014 to $920.3 million in Q2 2015 Noninterest income increased $45.4 million, or 37.0%, from Q2 2014 to $168.2 million in Q2 2015 due to the higher origination volume and improved margins Noninterest expense increased $33.7 million, or 30.3%, from Q2 2014 to $145.0 million in Q2 2015 due to higher variable compensation associated with higher origination volume PrimeLending retained servicing on approximately 20% of loans sold in Q2 2015 Net MSR asset value of $45.0 million at Q2 2015 on $4.1 billion of serviced loan volume Fair value of net MSR increased $5.8 million during the quarter Reported Summary Results ($000) Q2 2014 Q2 2015 Net Interest Income (2,389) (2,277) Provision for Loan Losses - - Noninterest Income 122,820 168,227 Noninterest Expense (111,224) (144,952) Income Before Taxes 9,207 20,998 Key Highlights Q2 2014 Q2 2015 Volume - $M $2,839 $3,834 Volume – Units 13,373 17,010 Volume - % Purchase 84.4% 76.0% Volume - % Conventional 62.6% 63.2% Locks ($M) $3,670 $4,699 Servicing Asset ($M) $35.9 $45.0 Mortgage Loans Serviced For Others ($M) $3,301 $4,146 Mortgage Origination Volume ($M) 2,396 2,913 443 920 $2,839 $3,834 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 Q2 2014 Q2 2015 Thousands Home Purchases Refinancings

Hilltop Securities Holdings – Q2 2015 Highlights

- Q2 2015 includes operations of SWS, though Q2 2014 includes only FSW
- Pre-tax loss of $1.9 million in Q2 2015 versus a pre-tax gain of $0.6 million in Q2 2014
  - Q2 2015 results include pre-tax integration related costs of $5.0 million directly attributable to the acquisition of SWS
  - After adjusting for transaction and integration costs related to the SWS Merger, Q2 2015 adjusted pre-tax income was $3.1 million[1]
- Public finance investment banking and advisory fees increased 60.8% to $23.6 million in Q2 2015 compared to Q2 2014
- The U.S. Agency to-be-announced, or TBA, business, which provides interest rate protection for housing authorities, had fair value changes on derivatives that provided a net gain of $9.2 million for Q2 2015
- Noninterest expense increased $62.0 million, or 218.6%, from Q2 2014 to $90.3 million in Q2 2015 primarily due to the inclusion of SWS employees and compensation that varies with noninterest income
- The broker-dealer segment provided the banking segment with $674.6 million of core deposits at Q2 2015, representing 38% of total available FDIC insured balances

Reported Summary Results ($000)	Q2 2014	Q2 2015
Net Interest Income	3,179	8,022
Provision for Loan Losses	(17)	146
Noninterest Income	25,838	80,247
Noninterest Expense	(28,359)	(90,347)
Income Before Taxes	**640**	**(1,932)**

Key Highlights	Q2 2014	Q2 2015
Compensation/Net Revenue (%)	58.6	73.0
FDIC Insured Balances at PCB ($000)	$281,616	$674,579
Other FDIC Insured Balances ($000)	$175,856	$1,079,549
Public Finance Issues (#)	433	889
Public Finance Aggregate Amount of Offerings ($M)	$20,914	$38,792
Capital Markets Volume ($M)	$7,795	$18,777
Lock Production/TBA Volume ($M)	$502	$3,223

Note: (1) See appendix for reconciliation of reported pre-tax income to adjusted pre-tax income as presented

17

HILLTOP HOLDINGS

18 National Lloyds Corp. – Q2 2015 Highlights Reported Summary Results ($000) Q2 2014 Q2 2015 Net Interest Income 838 699 Provision for Loan Losses - - Noninterest Income 43,123 42,835 Noninterest Expense (49,420) (56,060) Income Before Taxes (5,459) (12,526) Combined Ratio Q2 2015 Direct Premiums Written Key Highlights ($000) Q2 2014 Q2 2015 Direct Premium Written 47,999 46,564 Net Premium Earned 40,777 40,318 Pre-tax loss of $12.5 million in Q2 2015 relative to $5.5 million loss in Q2 2014 Severe weather events throughout Texas in Q2 2015 and prior period adverse development drove Loss & LAE ratio to 102.3% for the quarter Severe weather related losses in second quarter are expected and consistent with prior years Prior period adverse development primarily related to litigation emerging from hail storms in 2012 through 2014 Continued investment in personnel and operational processes enhancing underlying fundamentals of the business Homeowners 44% Fire 31% Mobile Home 23% Commercial 2% 86.5% 102.3% 31.7% 33.5% 118.2% 135.8% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% 140.0% Q2 2014 Q2 2015 Loss & LAE Ratio Underwriting Expense Ratio

19 Questions?

20 Appendix

21 Hilltop Non-GAAP to GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures Q2 2015 Reconciliation of Non-GAAP Segment Adjusted Income Before Income Taxes ($M) Banking Broker-Dealer GAAP Income (Loss) Before Income Taxes 45.1 (1.9) Add: Transaction and Integration Costs (pre-tax)1 1.2 5.0 Non-GAAP Segment Adjusted Income Before Income Taxes 46.3 3.1 Note: (1) Includes various transaction and integration costs associated with the SWS Merger, which closed January 1, 2015 Hilltop presents one measure on page ten, eleven and seventeen and two measures on page three of this presentation that are not measures of financial performance recognized by generally accepted accounting principles in the United States (“GAAP”). These measures are important to investors interested in changes from period to period in income before taxes, net income and net income per diluted share. For companies, such as Hilltop, business combinations can result in the recording of significant amounts of expenses related to those transactions. You should not view this disclosure as a substitute for results determined in accordance with GAAP, and this disclosure is not necessarily comparable to that of other companies that use non-GAAP measures. The following table reconciles these Hilltop non-GAAP financial measures to the most comparable GAAP financial measures, “segment income (loss) before income taxes”, “net income to common shareholders" and “net income per diluted share.” Q2 2015 Reconciliation of Non-GAAP Adjusted Net Income ($M) Diluted EPS ($) GAAP Net Income to HTH Common Shareholders 29.6 0.30 Add: Transaction and Integration Costs (net of tax)1 2.8 0.02 Non-GAAP Adjusted Net Income 32.4 0.32